EXHIBIT 99.1

News Release:

CONTACT: James A. Dowd, President and CEO, (315) 343-0057

Pathfinder Bancorp, Inc. Announces Receipt of Regulatory Approvals for Acquisition of Berkshire Bank East Syracuse Branch

OSWEGO, New York (June 13, 2024) – Pathfinder Bancorp, Inc. (“Pathfinder” or “Company”) (NASDAQ: PBHC), announced that its banking subsidiary, Pathfinder Bank (“Bank”), has received the required regulatory agency approvals from both the New York State Department of Financial Services and the Federal Deposit Insurance Corporation to complete its pending acquisition of the East Syracuse, New York branch of Berkshire Bank, Pittsfield, MA located on 6611 Manlius Center Road.

The purchase and assumption agreement provides for the transfer by Berkshire Bank to Pathfinder of the facility and other associated assets of the branch, approximately $198 million in deposits, and certain consumer and residential loans with outstanding balances of approximately $32 million. Pathfinder expects the acquisition to generate a favorable internal rate of return and attractive earnings per share accretion, all within a reasonable tangible book value earn back period.

James A. Dowd, President and Chief Executive Officer of Pathfinder Bancorp, Inc. and Pathfinder Bank, stated, “We are excited to have received all of the regulatory agency approvals required for this transaction, allowing us to strategically expand our market footprint with the addition of a branch location in East Syracuse. This acquisition significantly increases our presence in the attractive Syracuse market and further positions us for accelerated business growth. We look forward to extending our offerings of comprehensive consumer and business products and services to an expanded market area.”

The parties expect to close on the purchase and assumption agreement in the third quarter of 2024, at which point Berkshire’s East Syracuse branch will be fully converted to operate as a Pathfinder Bank branch office. “The conversion teams representing both Berkshire and Pathfinder are working diligently to ensure a seamless process for our new customers,” added Dowd. “We warmly welcome the existing customers of the East Syracuse branch, offering an extensive product set as well as a network of 11 additional regional branch locations for their banking needs.”

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC), a Maryland corporation headquartered in Oswego, New York, is the parent company for Pathfinder Bank. Pathfinder Bank is a $1.5 billion commercial bank chartered by the New York State Department of Financial Services. Pathfinder was founded in 1859 and currently operates 11 full-service offices located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County. Pathfinder is focused on serving the needs of businesses and community members with high quality products and unsurpassed service. More information about Pathfinder Bancorp, Inc. can be accessed online at www.Pathfinderbank.com. Member FDIC.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "pro forma,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in or implied by the forward-looking statements as a result of numerous factors, and depend on the Company’s and the Bank’s ability to close the proposed branch acquisition in a timely manner and to realize the anticipated benefits of the transaction. For a discussion of such factors, please see Pathfinder's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. The foregoing description of the branch sale reflects loan and deposit balances as of January 31, 2024, and the actual amounts of loans and deposits that are acquired under the purchase and assumption agreement are subject to change prior to closing. Targeted financial benefits are subject to uncertainty, including but not limited to the pro forma results and underlying assumptions related to the branch sale, and may be affected or offset by other conditions related to the Company's operation. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Pathfinder does not undertake any obligation to update forward-looking statements.